EXHIBIT 99

NEWS RELEASE
FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION CONTACT:
                                         Jim Anderson, President and CEO
                                         Jim Flaherty, Chief Financial Officer
                                         (612) 553-9300

          Zomax Announces Major Acquisition, More Than Triples Revenue,
                          Emerges as an Industry Leader

MINNEAPOLIS, MN -- December 2, 1998 -- Zomax Optical Media, Inc. (Nasdaq/NNM:
ZOMX) today announced that the company has signed definitive purchase agreements with Kao Corporation in which Zomax is acquiring the business and certain assets of Kao Infosystems Company in the United States and Canada as well as the stock of Kao Infosystems Ireland, Ltd. Closing of the transaction is subject to certain regulatory consents and other conditions. Zomax anticipates that closing will take place by year-end.

Sales revenue of the acquired business is expected to be approximately $160 million in 1998. The total purchase price is expected to be approximately $60 million depending on the balance of current assets at closing. Zomax will use a combination of debt financing, existing cash, and the assumption of approximately $24 million in current liabilities to fund the acquisition. Zomax believes the acquisition will be accretive to earnings.

The acquired Kao Infosystems assets and facilities include a call center in San Ramon, CA, a twenty-two line CD and DVD manufacturing, packaging and distribution facility in Fremont, CA and a six line CD manufacturing, packaging and distribution facility in Arnprior, Canada. The acquired Irish company includes a call center in Dublin, an eleven line CD manufacturing, packaging and distribution facility in Dublin and a diskette duplicating, packaging and distribution facility in Langen, Germany.

Jim Anderson, President and CEO of Zomax commented, "The acquisition of the Kao Infosystems business is clearly the most significant event in the history of Zomax. Kao Infosystems is one of our industry leaders and is an excellent fit for Zomax. Adding their service capabilities, technical resources, manufacturing capacity, geographical locations and customer base to ours should allow Zomax to take a leading industry position in servicing the software publishing, hardware manufacturing and multimedia industries. We are particularly excited about adding the call centers to our full-service offerings. Call center services include program management, subscription management, E-commerce, integrated order fulfillment and customer care programs. We can now offer fully integrated, front-end solutions to our customers while continuing to provide integrated, back-end solutions as well. This transaction also gives us an immediate, significant presence in Europe. We view Europe as a strategic market as Zomax continues to develop its global strategy."

Anderson added, "The customers of Kao Infosystems are complimentary to Zomax's customer base. We are very excited to be able to service these global industry leaders. Providing a smooth transition is very important to all concerned. We plan to retain all site level Kao Infosystems employees to help ensure a seamless transition and propel the business moving forward."

The Company has scheduled a conference call for 4 P.M. Central Standard time today to comment on this acquisition and answer questions. To participate in this conference call, please call 913-981-4900.

Statements contained in this press release regarding the Company's ability to close the transaction, the anticipated sales revenue of the acquired business, the accretive nature of the acquisition and the ability to successfully integrate Kao Infosystems into Zomax operations are forward-looking, based on current expectations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated, including: strategies of competitors, market demand, the Company's ability to integrate the acquisition into Zomax, general economic factors, such as consumer confidence and inflation, and the Company's ability to successfully assimilate its newly acquired software replication business. Investors are cautioned that all forward-looking statements involve risk and uncertainty.